Exhibit 10.1
ADDENDUM TO SETTLEMENT AGREEMENT
KEMET Corporation and KEMET Electronics Corporation (together “KEMET”) and Plaintiffs Chip-Tech, Ltd., Dependable Component Supply Corp., eIQ Energy, Inc., and Walker Component Group, Inc. (together, the “Direct Purchaser Plaintiffs”), individually and on behalf of the direct purchaser Class, entered into the Settlement Agreement on November 8, 2019 to settle the Released Claims.
On January 6, 2020, Direct Purchaser Plaintiffs filed a motion seeking preliminary approval of their settlement with KEMET.
On January 23, 2020, the Court held a hearing on Direct Purchaser Plaintiffs’ motion for preliminary approval and ordered that the Class be provided with an opportunity to opt out of the settlement and that Direct Purchaser Plaintiffs add a deadline for filing a claim to the schedule.
1.All capitalized terms used in this Addendum to Settlement Agreement shall have the same meanings as in the Settlement Agreement unless otherwise specifically defined herein.
2.Any Class Member that wishes to seek exclusion from the settlement class by “opting out” must timely submit a written request for Exclusion to the Claims Administrator (a “Request for Exclusion”). To be effective, such a Request for Exclusion must state: the Class Member’s full legal name, address, and telephone number; that the Class Member purchased Capacitors directly from one or more of the Defendants during the Class Period; and that the Class Member (1) wants to be excluded from the In re Capacitors Antitrust Litigation class action settlement with KEMET and (2) understands that by so doing, the Class member will not be able to get any money or benefits from the settlement with KEMET under the Settlement Agreement. All Requests for Exclusion must be signed and dated by the Class Member or its officer or legal representative, and must be (1) mailed to the Claims Administrator via First Class United States Mail (or United States Mail for overnight delivery), postmarked by March 26, 2020, and received by the Claims Administrator on or before April 6, 2020; or (2) submitted online at www.capacitorsantitrustsettlement.com by March 26, 2020. The Claims Administrator shall provide to counsel for KEMET all Requests for Exclusion and documents submitted therewith, and the Claims Administrator shall prepare a summary of the opt outs to be filed with the Court. With the Motion for Final Approval, Class Counsel will file with the Court a complete list of Requests for Exclusion from the settlement class, including only the name, city and state of the Person requesting exclusion. Persons who opt out are not entitled to any monetary award from the Settlement Fund.
3.By April 6, 2020, or within seven (7) days of receipt by the Claims Administrator of any Request for Exclusion submitted by a Class Member pursuant to Paragraph 2 herein, whichever is later, Class Counsel shall inform counsel for KEMET of (1) the name of each Class Member that submitted a Request for Exclusion; (2) the amount (in U.S. dollars) of the U.S. Purchases during the Class Period of each Class Member that submitted a Request for Exclusion; and (3) the amount (in U.S. dollars) of U.S. Purchases during the Class Period by all Class Members. In calculating those amounts and determining the billing and shipping addresses of U.S. Purchases, Class Counsel shall use the data available to Direct Purchaser Plaintiffs in the Action (as produced by Defendants or from any other source).
4.KEMET, in its sole discretion, shall have the option to rescind and terminate the Settlement Agreement in its entirety and without liability of any kind if the aggregate amount (in U.S. dollars) of U.S. Purchases by Class Members that submit a Request for Exclusion is equal to or greater than 10% of the amount (in U.S. dollars) of U.S. Purchases during the Class Period by all Class Members. KEMET shall exercise this option to rescind and terminate the Settlement Agreement by providing written notice to Class Counsel no later than fourteen (14) calendar days after receipt of the information to be provided by Class Counsel pursuant to Paragraph 3 herein, or fourteen (14) calendar days after the Motion for Final Approval is filed, whichever is later. Such notice, if given, shall be in the form prescribed by Paragraph 52 of the Settlement Agreement. Upon such rescission and termination, Direct Purchaser Plaintiffs and KEMET will notify the Court immediately and withdraw all pending motions filed to effectuate the settlement. In the event that KEMET exercises this option to rescind and terminate the Settlement Agreement, Paragraph 34 of the Settlement Agreement shall apply in the same manner as if the Settlement Agreement had been rescinded pursuant to Paragraph 33 of the Settlement Agreement.

IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Addendum to Settlement Agreement as of February 3, 2020.

By: /s/ JOSEPH R. SAVERI	By: /s/ JACOB R. SORENSEN

Joseph R. Saveri	Roxane A. Polidora
Joseph Saveri Law Firm, Inc.	Jacob R. Sorensen
555 Montgomery Street	Pillsbury Winthrop Shaw Pittman LLP
Suite 1210	Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111	San Francisco, CA 94111

Class Counsel	Counsel for
for Direct Purchaser Plaintiffs	KEMET Corporation and
KEMET Electronics Corporation

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